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                                                                   Exhibit 10.22

                             [LETTER HEAD OF N2H2]

                    SEPARATION AGREEMENT AND GENERAL RELEASE


         This Separation Agreement and General Release (this "Separation Agreement") is entered into by and between Cher Paige (subsequently referred to as Paige) and N2H2, Inc. (subsequently collectively referred to as the "Company").

         Both parties to this Agreement wish to clearly set forth the terms and conditions of Paige's termination of employment with the Company.

         In exchange for the Enhanced Separation Package as outlined herein, the Company and Paige agree as follows:

         1. EMPLOYMENT/FINAL PAY: Because of a reorganization and reduction in force, Paige's employment with the Company is discontinued as of September 9, 2002. The Company agrees to pay Paige his/her normal salary through September 9, 2002, less all required or agreed upon withholding. Paige acknowledges that he/she has been paid through September 9, 2002, and that he/she is owed no additional compensation of any kind except as described in this Separation Agreement.

         2. VACATION LEAVE: The Company will pay to Paige all of his/her accrued but unused vacation leave with the paycheck which corresponds to the payroll period which included Paige's termination date. All normal and agreed upon withholding will be deducted from this payment.

         3. COMMISSIONS: If Paige is generally compensated in all or part by commissions, Company will pay Paige his/her quarterly commissions consistent with the standard commission payment schedule, generally within 30 days of the end of the quarter, September 30, 2002.

         4. SEPARATION PAY: The Company will also pay Paige 3 months base salary, less normal or agreed upon withholding as Separation Pay. This amount shall be paid in a lump sum no later than 7 days after the effective date of this Separation Agreement.

         5. COBRA: Until September 30, 2002, Company will continue its contributions towards Paige's group medical and dental insurance, as well as Paige's group long term and short term disability insurance. As of October 1, 2002, Paige and any eligible dependents shall have the right to purchase group medical &/or dental continuation coverage through the Company pursuant to his/her rights under the COBRA statute and regulations. If Paige elects COBRA continuation coverage, the Company will pay 100% of the premium for coverage of Paige and 100% of Paige's dependent premiums for up to three months. After three months of COBRA, Paige must self-pay to continue his/her COBRA coverage.

         6. STOCK OPTIONS: Paige may exercise vested stock options he/she is entitled to receive under the terms of the Company's Stock Option Plan and Paige's Stock Option Agreement. If Paige desires to exercise any vested options, he/she will do so according to the Plan terms. All unvested stock options will expire according to the Plan terms.

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         7.       COMPANY PROPERTY: Paige shall immediately return to the
Company all of its property* in his/her possession, specifically including all keys, security cards to Company's buildings or property, all Company owned equipment, all Company documents and papers, including but not limited to any trade secrets or other confidential and proprietary Company information. *Exception - Paige may borrow the N2H2 assigned laptop until October 7, 2002.

         8. UNEMPLOYMENT BENEFITS: If Paige files for unemployment compensation benefits, Company will confirm to the Washington State Employment Security Department that Paige was terminated as part of a reduction in force and Company will not contest Paige's eligibility for unemployment compensation.

         9. REFERENCES: Paige will direct all request for references to Company's Human Resources Department, which will confirm the dates of Paige's employment and his/her job title unless Paige signs a Reference Release form expressly permitting Company to provide further information.

         10. CONFIDENTIALITY: Paige acknowledges and reaffirms his/her obligations contained in the Employee Intellectual Property Agreement, & MDA between Paige and the Company dated 8/27/01, 8/27/01, a copy of which is attached to this Agreement for reference. Paige further agrees that he/she will keep the terms, amount and fact of this Separation Agreement completely confidential and will not disclose any information concerning this Separation Agreement to any person other than Paige's attorneys, accountants, tax advisors or immediate family members.

         11. GENERAL RELEASE: In exchange for the Separation Pay and any other benefits contained in this Separation Agreement, which are in addition to the benefits Paige is otherwise entitled to receive, Paige and his/her successors and assigns forever release and discharge the Company, any of the Company's parent, subsidiary, or related entities, any Company-sponsored employee benefit plans in which Paige participates, and all of their respective officers, directors, trustees, agents, shareholders, employees, employees' spouses and all of their successors and assigns (collectively, "Releasees") from any and all employment-related claims, actions, causes of action, rights, or damages, including costs and attorneys' fees (collectively, "Claims") which Paige may have on behalf of himself/herself, known, unknown, or later discovered which arose prior to the date Paige signs this Separation Agreement.

                     11.1 This General Release includes, but is not limited to: any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation, the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or the Washington State Law Against Discrimination; Claims under the Employee Retirement Income Security Act; Claims under any federal, state or local leave laws, including without limitation the Family Medical Leave Act; Claims for unpaid salary, wages, commissions, bonuses or other compensation under any federal, state or local wage and hour laws or wage claim statutes; Claims alleging any legal restriction on the Company's right to terminate its employees; any personal injury Claims, including without limitation, wrongful discharge, defamation, tortious interference with business expectancy or emotional distress; or any Claims alleging breach of express or implied employment contract.

                     11.2 Paige represents that he/she has not filed any Claim against the Company or its Releasees, and that he/she will not do so at any time in the future concerning Claims released in this Separation Agreement; provided, however, that this will not limit Paige from filing a Claim to enforce the terms of this Separation Agreement.

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         12.      VOLUNTARY AGREEMENT:  Paige understands and acknowledges the significance and consequences of this Agreement. Paige acknowledges that it is voluntary and that Paige has not signed it as a result of any coercion.

         13. REVIEW BY ATTORNEY: Paige was advised that he/she has the right to review this Separation Agreement with his/her attorney before signing it. Paige was also advised of his/her right to take up to 45 days to consider this Separation Agreement, although he/she may sign this Separation Agreement in less than 45 days at his/her option. Paige was also advised of his/her right to revoke this Separation Agreement during the seven days following his/her signing of this Separation Agreement by sending a written notice of revocation to Sharon Wegenast, Director of Human Resources c/o N2H2 at 900 4th Avenue, Suite 3600, Seattle, WA 98164. This Separation Agreement shall not be effective or enforceable until the 7-day revocation period has expired. This Separation Agreement shall not be considered as evidence of any violation of any statute or law, or any wrongdoing or liability on the part of the Company, or its agents or employees.

         14. ENTIRE AGREEMENT: This Separation Agreement, along with the Employee Intellectual Property Agreement, & MDA Paige signed on 8/27/01 & 8/27/01 contain the entire understanding between the Company and Paige regarding his/her employment. This Separation Agreement is made, and shall be construed and performed under Washington State law without regard to its choice of law principles. This Separation Agreement may not be modified except through another written agreement signed by Paige and by the President & CEO of the Company. If any provisions of this Separation Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

N2H2, Inc.                                      Cher Paige



By   /s/ J. Paul Quinn                                /s/ Cheryl L. Paige
     --------------------------------           --------------------------------


Its         CFO
    ---------------------------------


DATE:   September 26, 2002                      DATE: September 26, 2002

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